Exhibit 99.1

News Release

Contact Dave Blumberg
E-mail dblumberg@transunion.com
Telephone 312-972-6646

FOR IMMEDIATE RELEASE

TransUnion Appoints Hamidou Dia and Ravi Kumar to its Board of Directors

Chicago, July 7, 2022 - TransUnion (NYSE: TRU) announced today that Hamidou Dia and Ravi Kumar have been appointed to its Board of Directors, effective today.
“We’re excited to add these two respected and innovative leaders to TransUnion’s Board,” said Pamela Joseph, Chairperson of the Board. “Their experience driving digital transformation will be key as we continue to evolve our data and analytics capabilities to deliver Information for Good.”
Dia, 57, has served as VP and Global Head of Solutions Engineering at Google Cloud since April 2019, where he leads the Global Solution Engineering organization. He is also a member of the Go-To-Market Advisory Board for CapitalG, Alphabet’s Independent Growth Fund.
Dia previously held several roles at Oracle from 1999 to 2019, most recently as Senior Vice President, North America Technology Solution Engineering and Cloud Customer Success. Serving as chief architect of the North American technology division, he oversaw a team of over 1,600 sales engineers and drove the transformation of the sales engineering organization from an on-premises to a cloud sales engineering organization. Dia earned his bachelor’s and master’s degrees in computer science from the University of Nantes, France.
Kumar, 50, has served as the President of Infosys, a global IT consulting and services company, since 2015, where he leads the Infosys Global Services Organization across all global industry segments. He has more than 20 years of experience in the consulting space, incubating new practice lines and driving large transformational programs. He also serves as Chairman of the Board of Infosys Business Process Management, Chairman of the Board of Infosys Public Services, and Chairman of the Infosys Foundation, USA. Kumar has held additional roles at Infosys since 2002, including Executive Vice President, Global Head of the Insurance, Healthcare, and Cards and Payments business unit and Senior Vice President & Global Head of Consulting & Systems Integration.
Kumar serves on the Board of Directors of Digimarc Corporation (Nasdaq: DMRC) where he serves on the Compensation and Talent Management Committee and the Market Development Committee. Mr. Kumar also serves on the Board of Governors of the New York Academy of Sciences and the Board of Directors of the U.S. Chamber of Commerce. He earned his

Exhibit 99.1
bachelor’s degree in engineering from Shivaji University and his M.B.A. from Xavier Institute of Management, India.
“Hamidou and Ravi bring impressive technical knowledge and proven leadership to our organization,” said Chris Cartwright, President and CEO, TransUnion. “Hamidou’s expertise in both cloud architecture and digital transformation will guide us as we continue to build out our state of the art technology infrastructure. Ravi brings extensive experience in reimagining and re-inventing technology services that will help shape the solutions and products we develop. Their addition to the Board of Directors will keep us well positioned as we continue our transformation across global platforms and products to achieve our vision and strategy.”

About TransUnion (NYSE:TRU)
TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing an actionable picture of each person so they can be reliably represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good.®
A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.
http://www.transunion.com/business